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                                         EXHIBIT XI
                                  U.S.B. HOLDING CO., INC.
                             COMPUTATION OF EARNINGS PER SHARE

                      FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1995


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

                                             Three Months   Six Months
                                                Ended         Ended
                                             ------------   ----------
                                                  June 30, 1995
                                                  -------------
Weighted average number of common
  shares outstanding                            2,746,110   2,723,765

Assuming exercise of options reduced
  by the number of shares which could
  have been purchased with the proceeds
  from exercise of such options                   104,570     102,981
                                                ---------   ---------
Weighted average common and common
  equivalent shares outstanding                 2,850,680   2,826,746
                                                =========   =========

Net Income Per Common and Common Equivalent
  Share                                         $    0.50   $    1.08
                                                =========   =========
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